Exhibit 1.1

PRESS RELEASE

Contact:

Brian Bonar, Chief Executive Officer
Warning Management Services, Inc.
9440 Santa Monica Blvd., Suite 400
Beverly Hills, CA 90210
(310) 860-9969

Warning Management Services, Inc. Completes Acquisition of ESI, Inc.

Staffing company expected to contribute over $12 million in annual revenues.

LOS ANGELES, CA -- (MARKET WIRE) — September 9, 2004. Warning Management Services, Inc. (OTCBB-WNMI) today announced that it has completed its acquisition of all of the outstanding shares of capital stock of ESI (Employment Systems, Inc.), a California corporation.

The agreement reached between Berryman & Henigar Enterprises, previous owner of ESI, and Warning Management will allow Warning to establish its position in the temporary staffing industry. “We are very pleased that we are now in a position to expand the acquired company’s knowledge with the prospect of becoming a significant player in providing temporary staffing to the entertainment industry,” said Brian Bonar, Warning’s Chairman and CEO. This acquisition is in keeping with Warning’s strategic plan to leverage its resources and diversify into other profitable businesses in the entertainment industry.

ESI provides staffing services and business processing services to municipalities and small businesses principally in Southern California. On an annualized basis, management estimates the revenue contribution from ESI to be $12 million. “ESI is expected to provide to us a significant increase in revenues and profits” said Bonar. “We have been aggressively seeking a company like ESI and are very pleased to announce the completion of this acquisition,” he added. Increased revenues for the quarter ending September 30, 2004 will be approximately $750,000. For the quarter ending December 31, 2004 revenues will increase by approximately $3 million.

About Warning Management Services, Inc.

Warning Management Services, Inc. (OTC Bulletin Board: WNMI) headquartered in Los Angeles, California, was founded in 1998 and is a full-service model and talent agency. The focus of Warning Management Services, Inc. is to develop and supply both male and female models, for a variety of assignments, including, but not limited to; fashion editorials, product catalogues, personal appearances, newspaper, advertisements, posters, websites, billboards, bus sides, look books and many other media outlets. The company also provides models and actors for all forms of Television and Film work as well as industrial videos. Warning Photography represents some of the world’s top photographers. They shoot assignments for magazines and advertising as well as movie posters, album covers and Billboards. Warning Management currently manages the endorsements and product licensing of a select group of high profile celebrities.

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Brian Bonar has been Chairman of Warning Management Services, Inc. since February, 2004 and is also Chairman of two other publicly traded companies, Dalrada Financial Corporation (OTC Bulletin Board: DRDF) located in San Diego, which provides a variety of professional services related to human resources to businesses, and Quik Pix, Inc. (Pink Sheets: QPIX), a leading visual marketing support firm located in Buena Park, California.

Statements in this press release that are not historical facts are forward-looking statements, including statements regarding future revenues and sales projections, plans for future financing, the ability to meet operational milestones, marketing arrangements and plans, and shipments to and regulatory approvals in international markets. Such statements reflect management’s current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, our ability to obtain additional financing that will allow us to continue our current and future operations and whether demand for our products and services in domestic and international markets will continue to expand. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company’s success are more fully disclosed in the Company’s most recent public filings with the U.S. Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K for the year ended Dec. 31, 2002, and its subsequent filings with the SEC.

NY #614629 v2
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